Exhibit 99.1

THE MIDDLEBY CORPORATION

1400 Toastmaster Drive, Elgin, Illinois 60120 • (847) 741-3300

The Middleby Corporation Acquires Viking Range Corporation

December 31, 2012 (Elgin, Ill.) — The Middleby Corporation (NASDAQ: MIDD) today announced the acquisition of Viking Range Corporation (“Viking”) for $380 million in cash.

Viking is a leading manufacturer of premium residential cooking ranges, ovens and kitchen appliances. Headquartered in Greenwood, Mississippi, Viking has approximately $200 million in annual revenues.

“This acquisition strategically positions Middleby as a leading manufacturer in the sector with a top brand,” said Selim A. Bassoul, Chairman and CEO of the Middleby Corporation. “The acquisition of Viking allows us to integrate our own patented technologies that will have a huge appeal to consumers for their residential kitchens. These technologies include speed cooking, induction and truvection.”

Bassoul also highlights the synergies between the current Middleby brands TurboChef, Jade and MagiKitch’n, all of which have residential platforms that will integrate well with Viking. “We are combining leading commercial cooking companies with a leading residential cooking company. We are so excited to take what we’ve learned from the professional chef and bring it to the residential chef,” he continued.

“Together we have deep experience in the design and manufacture of ranges, ovens and cooktops, and through combined efforts we will be able to achieve meaningful cost reductions and production efficiencies, while improving the design and performance of the ranges and ovens,” Bassoul added.

“Our goal is to expand this new residential platform using the same strategy in which we have successfully developed our commercial foodservice and food processing businesses,” Bassoul continued. “This expansion would include growth through future acquisitions, new product introductions and leveraging the current Middleby global sales, service and distribution infrastructure to introduce Viking products in emerging markets.”

Conference Call

A conference call has been scheduled for 10:30 a.m. ET on January 2, 2013 to discuss the Viking acquisition.  Participants are asked to dial (866) 200-6965 and enter PIN 78860019#. Materials related to the acquisition will be posted to the Middleby website at www.middleby.com in advance of the call.

A playback will be available approximately one hour after the call by dialing 1-866-206-0173 and entering 278901#.

About The Middleby Corporation

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company’s leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter Hoffmann®, CookTek®, CTX®, Doyon®, frifri®, Giga®, Holman®, Houno®, IMC®, Jade®, Lang®, Lincat®, MagiKitch’n®, Middleby Marshall®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions® (formerly known as Turkington), Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment® RapidPak® and Stewart®.  The company’s leading brands serving the residential kitchen market include Jade®, Turbochef®, and Viking®.  The Middleby Corporation has been recognized by Forbes Magazine as one of the Best Small Companies every year since 2005, most recently in October 2012.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com

Contact: Darcy Bretz (847) 429-7756

Tim FitzGerald (847) 429-7744